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                                                                      EXHIBIT 11

                       FEDERATED DEPARTMENT STORES, INC.

            EXHIBIT OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE

                       (THOUSANDS, EXCEPT PER SHARE DATA)
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
                                          53 WEEKS ENDED                       52 WEEKS ENDED
                                         FEBRUARY 3, 1996                     JANUARY 28, 1995
                                  ------------------------------       -------------------------------
                                  SHARES                 INCOME        SHARES                  INCOME
                                  -------                -------       -------                --------
Net income and average number of
  shares outstanding............  191,503                $74,553       132,862                $187,616
Earnings per share..............              $ 0.39                               $ 1.41
PRIMARY COMPUTATION:
  Average number of common share
     equivalents:
     Shares to be issued to the
       U.S. Treasury............       81                                  122
     Deferred compensation
       plan.....................      164                                   74
     Warrants...................      383                                   --
     Stock options..............      926                                  217
                                  -------                -------       -------                --------
       Adjusted number of common
          and common equivalent
          shares outstanding and
          adjusted net income...  193,057                $74,553       133,275                $187,616
       Primary earnings per
          share.................              $ 0.39                               $ 1.41
FULLY DILUTED COMPUTATION:
  Additional adjustments to a
     fully diluted basis:
     Convertible notes..........   10,239                  2,798         8,564                  10,531
     Warrants...................      166                                   --
     Stock options..............      113                                   --
                                  -------                -------       -------                --------
       Adjusted number of shares
          outstanding and net
          income on a fully
          diluted basis.........  203,575                $77,351       141,839                $198,147
                                  =======                =======       =======                ========
       Fully diluted earnings
          per share.............              $ 0.38                               $ 1.40

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